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                       Consent of Independent Auditors




We consent to the references to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information and to the use of our reports dated March 14, 2003 with respect to the Consolidated financial statements of American Equity Life Annuity Account and March 14, 2003 with respect to the financial statements and schedules of American Equity Investment Life Insurance Company, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4 No. 333-46593) and related Prospectus of American Equity Life Annuity Account (Individual Flexible Premium Deferred Variable Annuity Contract) dated May 1, 2003.

                                       /s/ Ernst & Young LLP


Des Moines, Iowa
April 29, 2003